                                                               EXHIBIT (a)(1)(x)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined herein). The Offer (as defined herein) is made solely by the Offer to Purchase, dated January 24, 2001, and the related Letters of Transmittal (and any amendments or supplements thereto), and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Offeror (as defined below) may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of OEI Acquisition Corp. by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      Notice of Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
                                      and
         All Outstanding Shares of Series A Convertible Preferred Stock
                                       of
                                  Texoil, Inc.
                                       at
                      $8.25 Net Per Share of Common Stock
                                      and
                              $18.04 Net Per Share
                    of Series A Convertible Preferred Stock
                                       by
                             OEI Acquisition Corp.,
                          a Wholly-Owned Subsidiary of
                               Ocean Energy, Inc.

     OEI Acquisition Corp. (the "Offeror"), a Nevada corporation and a wholly-owned subsidiary of Ocean Energy, Inc., a Texas corporation ("Parent"), is offering to purchase (i) all the outstanding shares of common stock, par value $.01 per share (the "Common Shares"), of Texoil, Inc. (the "Company") at a purchase price of $8.25 per share, net to the seller, in cash, without interest (such price referred to herein as the "Common Share Offer Price"), and (ii) all the outstanding shares of Series A Convertible Preferred Stock, par value $.01 per share (the "Preferred Shares," and, together with the Common Shares, the "Shares"), of the Company at a purchase price of $18.04 per share, net to the seller, in cash, without interest (such price referred to herein as the "Preferred Share Offer Price"), on the terms and subject to the conditions set forth in the Offer to Purchase dated January 24, 2001 (the "Offer to Purchase") and in the related Letter of Transmittal for the Common Shares and the related Letter of Transmittal for the Preferred Shares (each individually, a "Letter of Transmittal," and together, the "Letters of Transmittal," and which, together with the Offer to Purchase, as each may be amended and supplemented from time to time, collectively constitute the "Offer").

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
           TIME, ON FEBRUARY 22, 2001, UNLESS THE OFFER IS EXTENDED.

     The Offer is conditioned upon, among other things, there being validly tendered by the Expiration Date and not withdrawn (a) at least that number of Common Shares which would constitute a majority of the outstanding Common Shares on a fully diluted basis (excluding for this purpose Common Shares issuable but not yet issued as of such date upon conversion of outstanding Preferred Shares) on the date of purchase, and (b) at least that number of Preferred Shares which would constitute a majority of the outstanding Preferred Shares on a fully diluted basis on the date of purchase (clauses (a) and (b) together, the "Minimum Condition"). The Offer is also subject to other terms and conditions described in the Offer to Purchase and in the related Letters of Transmittal.

     The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of January 18, 2001 (the "Merger Agreement"), by and among Ocean Energy, Inc., a Texas corporation ("Parent"), the Offeror (jointly, the "Ocean Entities") and the Company. The Merger Agreement provides that, among other things, as promptly as practicable after consummation of the Offer and the satisfaction or waiver of the other conditions contained in the Merger Agreement, the Offeror will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation. At the effective time of the Merger (the "Effective Time"), Shares outstanding immediately prior to the Effective Time (other than Shares held by the Company, any wholly-owned subsidiary of the Company or the Ocean Entities or any wholly-owned subsidiary of Parent and Shares held by holders who have properly exercised their appraisal rights in accordance with the Nevada Revised Statutes) will, by virtue of the Merger, be cancelled and terminated, as of the Effective Time, and shall represent solely the right to receive the Common Share Offer Price (or any higher price paid for Common Shares pursuant to the Offer), without interest, or the Preferred Share Offer Price (or any higher price paid for Preferred Shares pursuant to the Offer), without interest, as set forth in the Merger Agreement and described in the Offer to Purchase. The Merger Agreement is more fully described in Section 13 of the Offer to Purchase.

     The Offeror and Parent have entered into a separate Tender and Voting Agreement and Tender Agreement with certain stockholders of the Company who own as of January 18, 2001 an aggregate of approximately 54.8% of the outstanding Common Shares (45.9% of the Common Shares on a fully diluted basis (excluding for this purpose Common Shares issuable upon conversion of the Preferred Shares)) and 100% of the outstanding Preferred Shares. Such stockholders have, subject to the provisions thereof, agreed, among other things, to validly tender (and not withdraw) all such Shares pursuant to the Offer.

     The Board of Directors of the Company has (i) determined that each of the Merger Agreement, the Offer and the Merger are fair to and in the best interests of the Company's stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger and (iii) recommended acceptance of the Offer by the Company's stockholders and (if required by applicable law) approval of the Merger Agreement.

     For purposes of the Offer, the Offeror will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when the Offeror gives written notice to EquiServe Trust Company, N.A. (the "Depositary") of its acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Offeror and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest be paid by the Offeror, regardless of any extension of the Offer or any delay in making such payment. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) certificates evidencing such Shares, or in the case of Common Shares, timely confirmation of a book-entry transfer of such Common Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (2) the related Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer of Common Shares, an Agent's Message (as defined in the Offer to Purchase) and (3) any other documents required by the Letter of Transmittal.

     The purpose of the Offer is to acquire for cash as many outstanding Shares as possible as a first step in acquiring the entire common and preferred equity interest in the Company. The Offer is subject to certain conditions set forth in the Offer to Purchase. If any such condition is not satisfied, the Offeror may, except as provided in the Merger Agreement, (i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) extend the Offer and, subject to withdrawal rights as set forth below, retain all such Shares until the expiration of the Offer as so extended, (iii) waive such condition and purchase all Shares validly tendered and not withdrawn prior to the expiration of the Offer, or (iv) delay acceptance for payment or payment for Shares, subject to applicable laws, until satisfaction or waiver of the conditions to the Offer.

     The term "Expiration Date" means 12:00 midnight, New York City time, on February 22, 2001, unless and until the Offeror, in its sole discretion (but subject to the terms of the Merger Agreement), shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Offeror, shall expire. Subject to the applicable rules and regulations of the Securities and Exchange Commission, applicable law and the terms of the Merger Agreement, the Offeror expressly reserves the right, in its sole discretion, at any time, from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. Any such extension will be followed as promptly as possible by a public announcement thereof not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer is scheduled to expire. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw its Shares.

     Pursuant to the Merger Agreement, the Offeror shall extend the Offer from time to time until May 31, 2001 if at the then scheduled Expiration Date all of the conditions to the Offer have not been satisfied or waived as permitted by the Merger Agreement; provided, however, that the Offeror is required to so extend the Offer unless, in Parent's reasonable judgment, (i) each such condition is reasonably capable of being satisfied; (ii) the Company is in material compliance with all of its covenants in the Merger Agreement; and (iii) the failure of such condition to be satisfied shall not result from a breach by the Company of any of its covenants and agreements contained in the Merger Agreement. Any extension of the Offer shall not, without the written consent of the Company, exceed the number of days that the Offeror reasonably believes will be necessary so that the conditions will be satisfied.

     Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date, and, unless theretofore accepted for payment by the Offeror pursuant to the Offer, may also be withdrawn at any time after March 24, 2001. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the class and number of Shares to be withdrawn and the name of the registered holder of the Shares, if different from that of the person who tendered such Shares. If stock certificates representing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such stock certificates, the serial numbers shown on such stock certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. Common Shares tendered pursuant to the procedure for book-entry transfer, as set forth in Section 3 of the Offer to Purchase, may be withdrawn only by means of the withdrawal procedures made available by the Book-Entry Transfer Facility, must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Common Shares and must otherwise comply with the Book-Entry Transfer Facility's procedures. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Offeror, in its sole discretion, whose determination will be final and binding on all parties. Neither the Offeror, any of its affiliates or assigns, the Depositary, Georgeson Shareholder Communications Inc., which is acting as the Information Agent for the Offer, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, properly withdrawn Shares may be retendered at any time prior to the Expiration Date by following one of the procedures described in Section 3 of the Offer to Purchase.

     Subject to the terms of the Merger Agreement, pursuant to Rule 14d-11 under the Exchange Act, the Offeror may, subject to certain conditions, provide a subsequent offering period from three to 20 business days in length following the Expiration Date. A subsequent offering period would be an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which stockholders may tender Shares not tendered in the Offer. The Offeror does not presently intend to elect to provide a subsequent offering period, although it reserves the right to do so. Under the Exchange Act, no withdrawal rights apply to Shares tendered during a subsequent offering period and no withdrawal rights apply during the subsequent offering period with respect to Shares tendered in the Offer and accepted for payment. See Section 1 of the Offer to Purchase.

     The receipt by a stockholder of the Company of cash for Shares pursuant to the Offer and the Merger will be a taxable transaction for United States federal income tax purposes. All stockholders are urged to consult their own tax advisors as to the particular tax consequences to them of the Offer and the Merger.

     The information required to be disclosed by Rule 14d-6(d)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     The Company has provided the Offeror with the Company's stockholder list and security position listing for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and, if required, other relevant materials will be mailed to recordholders of Shares whose names appear on the stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     THE OFFER TO PURCHASE AND THE RELATED LETTERS OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

Questions and requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth below. Requests for copies of the Offer to Purchase and the related Letters of Transmittal and all other tender offer materials may be directed to the Information Agent, and copies will be furnished promptly at the Offeror's expense. The Offeror will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                                   GEORGESON
                                  SHAREHOLDER
                              COMMUNICATIONS INC.
                          17 State Street, 10th Floor
                            New York, New York 10004
                Bankers and Brokers Call Collect: (212) 440-9800
                   All Others Call Toll Free: (800) 223-2064

January 24, 2001